Exhibit A


                                                              February 21, 2001

                                Airplanes Group
                   Notice to Subclass A-7 Certificateholders

     We hereby notify you that Airplanes Limited and Airplanes U.S. Trust (together, "Airplanes Group"), will be circulating today a preliminary prospectus registering the offer and sale (the "Offering") of new pass through trust certificates (the "2001 Refinancing Certificates"). Airplanes Group intends to complete the Offering of the 2001 Refinancing Certificates and to receive the proceeds therefrom prior to the March 15, 2001 Payment Date. If the Offering is completed, Airplanes Group intends to refinance all of its outstanding Subclass A- 7 Notes pursuant to section 2.07 of the Trust Indentures dated as of March 28, 1996 (as amended or supplemented, the "Indentures") between Airplanes Limited, Airplanes U.S. Trust and Bankers Trust Company, as trustee. The proceeds from the refinancing of such Notes will be applied to repay the Outstanding Principal Balance of the corresponding subclass of Subclass A-7 Pass Through Certificates at par, without redemption premium, on the March 15, 2001 Payment Date (together with any accrued and unpaid interest on the Subclass A-7 Pass Through Certificates which will be paid from Airplanes Group's Available Collections in the regular way).

     Certificateholders should note that there can be no assurance that Airplanes Group will complete its Offering of the 2001 Refinancing Certificates or refinance all or any of the Subclass A-7 Pass Through Certificates. Failure to refinance any such Certificates on March 15, 2001 will not constitute a default on the Certificates or otherwise result in any penalty payable by Airplanes Group except that Step-Up Interest of 0.50% per annum will become payable on the Outstanding Principal Balance of the Subclass A-7 Certificates from and including March 15, 2001 until such Subclass A-7 Certificates are repaid in full.

     Airplanes Group will issue a further notice to Certificateholders at such time as it has entered into a firm underwritten commitment for the sale of all or any of the 2001 Refinancing Certificates.

     The Company may under the Airplanes Pass Through Trust Agreement, and reserves the right to, refinance any other class or subclass of outstanding Certificates in whole or in part on any date by paying the outstanding Principal Balance, plus accrued but unpaid interest, and redemption premium, if any, on the applicable class or subclass of Certificates. Airplanes Group will issue a further notice to Certificateholders at such time as it has entered into a firm underwritten commitment for the sale of any additional Refinancing Certificates.

     For additional information please contact Patrick Blaney, Pat Dalton or Paul Farrell at: + 353-61-360 000